Exhibit 10.1
[Letterhead]

March 11th, 2013 [Fourth Revision]
Sri Viswanath
[email]

Sri,
Groupon, Inc. is excited to formally offer you a full-time position as Senior Vice President, Engineering and Operations reporting to the Chief Executive Officer, and located in Palo Alto, CA. The terms of the offer are detailed below. Please be aware that this offer is contingent upon your returning a signed copy of this letter to Groupon, our approval of the results of a pre-employment background check (if requested), your ability to provide appropriate proof of your identity and eligibility to work in the United States and your signing our Employee Innovations and Proprietary Rights Assignment Agreement.
Compensation

•	Your annualized base salary, prorated for your first year of employment, will be $400,000, less withholdings and deductions. Groupon utilizes a semi-monthly payroll (24 pay periods per year).

•
Restricted Stock Units: Upon approval by the Compensation Committee of Groupon's Board of Directors or via Delegated Authority, you will be granted a Restricted Stock Unit Award pursuant to the Company's 2011 Incentive Plan for 1,000,000 units (RSUs). The RSUs will vest as follows: 1/16 of the RSUs will vest at the end of each 3-month period for the 48 months following your hire date, provided you remain in continuous full-time service with Groupon as of the applicable vesting dates. The award will be subject to the terms of the Plan and a form of award agreement that you will be required to sign as a condition of receiving the award. This offer of RSUs is valid only if you accept this offer in writing within ten business days of the date of this letter and commence your full-time employment with the Company within 30 business days of acceptance. If you do not accept this offer and commence employment within those time frames, the number of RSUs is subject to change.

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Sign-on Bonus: You will be paid a sign-on bonus of $150,000, less withholdings and deductions, within your first 30 days of employment. If you voluntarily terminate your employment without Good Reason within one year of your start date, you will be responsible for repaying a prorated portion of the sign-on bonus.

•	2013 discretionary Bonus: Up to $200,000 paid annually based on performance, as determined by the Directors in their sole discretion.

•	Post 2013 discretionary bonus plan to be developed in 2013 with mutually-agreed metrics and goals will be developed with a target award of $350,000.

•	Legal Expenses: You will be reimbursed for legal expenses up to $5,000, less withholdings and deductions, within your first 30 days of employment.

•	Groupon reserves the right to modify the terms of your compensation in the future.

Benefits

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Regular full-time employees are eligible for health insurance, dental and vision insurance, an employee assistance program, flexible spending accounts, life insurance, short/long term disability, paid time off and the option to enroll in Groupon's 401(k) plan on the 1st of the month following the date of hire. Participation in any benefit program is subject at all times to the terms of any applicable plan or policy.

•	Groupon reserves the right to modify, change, or cease these benefits or begin new benefits in the future.

Change in Control with Termination Provision

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Double Trigger - Defined as a termination without Cause or for Good Reason (defined in Addendum) within three months prior to or twelve months following a Change-in-Control event as defined in the Groupon, Inc. 2011 Incentive Plan

•	Eligibility Period - If terminated within twelve months following the date of a Change in Control or if terminated within three months preceding the date of a Change in Control

•	Accelerated Vesting - Of all granted equity (generally RSUs)

•	Lump Sum - Six months of base salary

•	COBRA - Lump sum payment equal to six months of medical coverage continuation premiums.

Severance for Termination Without Cause or Termination for Good Reason

•	Lump Sum - Six month equivalent salary lump sum

•	COBRA - Lump sum payment equal to six months of medical coverage continuation premiums

•	Acceleration of Vesting - Granted equity that would otherwise have vested over the six month period following termination

•	Eligibility - Termination without Cause or for Good Reason (defined in Addendum)

•	Predicated on Release - Severance only paid upon the execution of a standard separation agreement with a Release that is reasonably acceptable to you.

At all times, your employment at Groupon will be "at will," which means either you or Groupon may end the relationship at any time, for any reason or no reason at all, with or without notice. Although your job duties, responsibilities, title, compensation, and benefits may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Groupon. If you accept our offer, you represent and warrant that you will not bring to Groupon's offices, or use or disclose, any confidential information belonging to any third party that Groupon would not have the right to use without restriction. At all times, you will be subject to all policies, procedures and practices of Groupon, including those in the Global Code of Conduct and Employee Handbook. You also agree that while employed by Groupon, you will (i) devote your full professional time and attention to Groupon, (ii) not engage in any employment, business or activity that may harm Groupon's reputation or good name; and (iii) not assist any person or organization in competing with Groupon, in preparing to compete with Groupon, or in hiring any Groupon employees.
Your start date is yet to be determined. On your first day of employment, Groupon will request you provide us with proof of identity and United States work authorization to complete the required Form I-9, Employment Eligibility Verification. Please refer to page 5 of http://www.uscis.gov/files/form/i-9.pdf for a complete list of eligible documentation. Any representations that may have been made to you that are not contained in this letter are superseded by this offer, and the terms of this letter can only be modified by a written document signed by you and a duly authorized representative of Groupon.
Please signify your acceptance of this offer by signing and returning this letter to Groupon no later than 10 days after the date of this letter.
Thank you and congratulations!
Sincerely,
/s/ Brian Schipper
Brian "Skip" Schipper SVP Human Resources Groupon, Inc.

Accepted By: /s/ Sri Viswanath
Agreed and accepted this 18 day of March 2013

Definitions of Termination for Cause and Termination for Good Reason
[Addendum]
For purposes of this Agreement, a termination for "Cause" occurs if your employment is terminated by the Company for any of the following reasons: (i) theft, material dishonesty, or falsification of any employment or Company records by you; (ii) the good faith determination by the Directors or the holders of outstanding shares of the Company's capital stock representing a majority of the total voting power that you have committed an act or acts constituting a felony; or
(i)the determination by the Directors or the holders of outstanding shares of the Company's capital stock representing a majority of the total voting power that you have engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company's reputation or business. Actions undertaken by you in good faith in his capacity as Senior Vice President, Engineering to benefit stockholders of the Company shall not be considered "Cause" under the terms of this Agreement.

For purposes of this Agreement, a termination for "Good Reason" occurs if you terminate your employment for any of the following reasons: (i) the Company materially reduces your duties or responsibilities below what is customary for a Senior Vice President, Engineering of a global business that is similar to the Company without your consent; (ii) a change in your title whereby you no longer have the title of Senior Vice President, Engineering and Operations; (iii) the Company requires you to relocate your office more than fifty (50) miles from the Company's Palo Alto office without your consent;
(iv) the Company materially reduces your Base Salary or target or minimum bonus without making an equivalent reduction to the base salary or target or minimum bonus of the CEO and all other executives reporting directly to the CEO; v) the Company requires you to report to anyone other than the Chief Executive Officer within one year of the appointment of a new, non-interim CEO, or vi) the material breach by the Company of any provision of this Agreement and such breach continues or is not cured (if curable) for more than thirty (30) days after written notice from you to the Company specifying the nature of such breach. Notwithstanding the foregoing, a termination for Good Reason shall not be deemed to have occurred until and unless you resign from all positions you hold with the Company or any of its affiliates within one hundred eighty (180) days after the initial existence of one of the above conditions after having provided written notice to the Company within ninety (90) days after the initial existence of one of the above conditions and the Company having failed to correct such condition within thirty (30) days of its receipt of such written notice.